Exhibit 99.1

NEWS RELEASE

55 Nod Road
Avon, CT 06001
www.MagellanHealth.com

For Immediate Release

Investor Contact:	Renie Shapiro
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES REPORTS

FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL RESULTS

 Board of Directors Appoints René Lerer Chairman, Eran Broshy Director

AVON, Conn. — February 27, 2009 — Magellan Health Services, Inc. (Nasdaq:MGLN) today reported net income of $86.2 million, or $2.16 per diluted common share, and segment profit of $219.6 million for the fiscal year ended December 31, 2008.

The Company announced that its Board has appointed CEO René Lerer, M.D. to the additional role of chairman of the board, effective immediately. The Board also elected Eran Broshy to fill a vacant seat and accepted the resignation of Allen F. Wise, who recently became chief executive officer of Coventry Health Care.

Financial Results

For the fiscal year ended December 31, 2008, the Company reported net revenue of $2.6 billion and net income of $86.2 million, or $2.16 per diluted common share. For the prior year, net revenue was $2.2 billion and net income was $94.2 million, or $2.36 per diluted common share. For 2008, the Company’s segment profit (which represents income from continuing operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, income taxes and minority interest) was $219.6 million, compared with $223.3 million in the prior year.

For the fourth quarter of 2008, the Company reported net revenue of $661.8 million, compared with $658.0 million in the prior year fourth quarter. Net income in the quarter was $23.6 million, or $0.61 per diluted common share, compared with $31.3 million, or $0.78 per diluted common share in the fourth quarter of 2007. Segment profit for the fourth quarter was $55.0 million, compared with $66.2 million in the prior year quarter.

See the attached tables detailing the Company’s operating results, including results by segment.

The Company ended the quarter with unrestricted cash and investments of $321.1 million. Cash flow from operations for 2008 was $268.3 million compared with $194.6 million for the prior year.

René Lerer, M.D., chairman and CEO, said, “The Company turned in another strong, full-year financial performance in 2008 and I am very pleased with the results. Our business segments performed well, with particular strength in our key growth areas of public sector behavioral health, specialty pharmacy and radiology. Demonstrating our success in diversifying our earnings by expanding into high-trend specialty areas where we can leverage our expertise and add value, specialty pharmacy and radiology represented 20 percent of both our revenues and segment profit in 2008 prior to corporate overhead.”

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“In our behavioral business, we generated strong results across the public sector segment, including the impact of a full year of the Maricopa County contract. In the commercial segment, our results were affected by the previously disclosed loss of certain contracts, as well as higher than expected care costs associated with a portion of a large risk contract. That said, I am pleased to note that, during the fourth quarter, we extended one of our larger commercial contracts for an additional two years through December 31, 2012. This contract generated net revenues of $217 million in 2008,” Lerer said.

Jonathan N. Rubin, chief financial officer, said, “We ended the year with a solid balance sheet, no debt and approximately $321 million of unrestricted cash and investments. Mindful of our substantial cash and investment balances, we have closely monitored the markets to ensure the safety of these assets. We have consistently maintained a conservative investment strategy emphasizing a diversified, high-quality, liquid, short-term portfolio. This strategy has served us well and we have not realized any permanent losses on our investment portfolio.”

Rubin added, “We have made excellent progress on our share repurchase program, which we announced last summer. Through February 25, we purchased a total of approximately 4.3 million shares, representing $151.6 million of the $200 million program approved by the Board. As we have said, the program we put in place in 2008 balances our desire to return capital to shareholders with the ability to pursue acquisitions and make other investments in our business.”

Outlook

Management reiterated its expectation that, for fiscal 2009, the Company will generate net revenue in the range of $2.5 billion to $2.6 billion; net income in the range of $73.4 million to $93.7 million; and segment profit in the range of $190 million to $210 million. Based upon share repurchases through February 25, these results are now expected to yield earnings per share in the range of $1.99 to $2.54 on a diluted basis for fiscal 2009.

Lerer commented, “As we enter 2009, I am pleased to announce two new relationships that demonstrate progress on our growth efforts. First, we recently signed a new risk radiology contract, which we are currently implementing with a go-live date of May 1 of this year. The contract is with a Medicaid health plan and represents total revenue of approximately $115 million over the three-year contract period.

“In addition, in the specialty pharmacy arena, on January 1 we began implementing a comprehensive oncology benefits management offering with an existing health plan customer. This product, which we believe is unique in the market, addresses the selection, cost and quality of pharmaceutical agents, provides clinical care management services, and improves administrative processes and outcomes, such as the accuracy of claims payments.”

“As we move ahead, our focus is on continued profitable growth and retention of key customers. This effort comprises many objectives including continued excellent service to customers, consumers and providers; new business initiatives across our existing and emerging businesses; stabilization and growth of our core businesses; diversification across customer and business lines; and a continued focus on exploring capital deployment activity in a thoughtful, strategic manner,” Lerer said.

Board of Directors Update

The Board of Directors of the Company elected Eran Broshy to the Board on February, 25, 2009. He fills a vacancy created by the previously disclosed resignation of Barry Smith.

Broshy is executive chairman of the board of inVentiv Health, Inc., a Nasdaq-traded provider of commercialization services for the pharmaceutical and life sciences industries. Broshy has more than 20 years of management and consulting experience in the health care industry. Prior to joining inVentiv Health, he led the

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health care practice of The Boston Consulting Group in the Americas, advising pharmaceutical manufacturers, managed care organizations and academic medical centers on a range of strategic, organizational and operational issues. He holds an M.B.A. from Harvard University, a Master’s degree from Stanford University and a Bachelor’s degree from the Massachusetts Institute of Technology.

The Company also announced that Allen F. Wise, a director since 2006, resigned his position on the Board effective February 25, 2009 as a result of his recently being named CEO of Coventry Health Care and the increased responsibilities associated with this position. The Board decided not to fill the vacancy created by Wise’s resignation and to reduce the size of the Board from 10 members to nine. The Company is conducting a search for a new director to fill the unexpired term of Steven Shulman, the Company’s former chairman, who, as previously disclosed, resigned from the Board effective February 25, 2009.

Commenting on behalf of the Board, Lead Director Robert M. Le Blanc said, “René has earned the great confidence that the Board has in his leadership of the Company and we are very pleased to have appointed him chairman. He is a remarkable leader who, in addition to providing strategic insight and operational expertise, sets a tone for the organization that demands excellence and a strong commitment to creating value for shareholders and delivering on our promise to customers, consumers, and employees.”

“I’m honored to have the opportunity to lead the Board as chairman and appreciate the confidence the Board has shown in me,” Lerer said. “I also am pleased to welcome Eran Broshy to the Magellan organization. With two decades of management and strategic consulting experience in a variety of health care industries, Eran brings a skill set and perspective that will serve us well as we continue to grow the Company.”

“I also want to recognize and thank Allen Wise and Steve Shulman for their service to the Company. Allen’s tenure on the Board was marked by thoughtful guidance and counsel and we appreciate the commitment he has had to Magellan’s success over his nearly three years’ association with the Company. I wish him well as he re-takes the reins as Coventry’s CEO. And, finally, I would like to convey my appreciation to Steve, on behalf of all of Magellan, for his vision and commitment to the Company in his service as CEO and chairman. Steve is leaving the Board to devote his attention to other personal and professional activities. We all wish him the best and thank him for his support of the Company.”

Earnings Results Conference Call

Management will host a conference call at 10:00 a.m. Eastern time on Friday, February 27. To participate in the conference call, interested parties should call 1-888-566-8408 and reference the passcode Fourth Quarter Earnings approximately 15 minutes before the start of the call.

The conference call also will be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

A taped replay of the conference call will be available for one week following the call. Interested parties should call 888-673-3574 or 402-220-6437(from outside the U.S.).

Those who plan to access the call or Webcast are encouraged to read Magellan’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 29, 2008, and subsequent Quarterly Reports on Form 10-Q, for material information regarding Magellan’s operational and financial results, including the section entitled “Risk Factors.”

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is a leading specialty health care management organization. Its customers include health plans, corporations and government agencies.

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Cautionary Statement:  This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding estimates of 2009 net revenue, net income, segment profit, and earnings per share. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the Securities and Exchange Commission today and posted on the Company’s Web site. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit information referred to herein may be considered a non-GAAP financial measure.  Further information regarding this measure, including the reasons management considers this information useful to investors, will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008 (1)	2007	2008 (1)
	(unaudited)	(unaudited)

Net revenue	$658,005	$661,784	$2,155,953	$2,625,394

Cost and expenses:
Cost of care	452,058	461,794	1,409,103	1,830,542
Cost of goods sold	41,533	46,838	149,585	181,356
Direct service costs and other operating expenses (2)	105,521	104,517	404,003	426,627
Depreciation and amortization	15,974	15,827	57,524	60,810
Interest expense	1,359	22	6,386	2,846
Interest income	(6,696)	(3,694)	(23,836)	(17,030)
	609,749	625,304	2,002,765	2,485,151

Income from continuing operations before income taxes and minority interest	48,256	36,480	153,188	140,243
Provision for income taxes	16,739	12,896	58,669	54,038
Income from continuing operations before minority interest	31,517	23,584	94,519	86,205
Minority interest, net	216	—	361	—
Net income	31,301	23,584	94,158	86,205
Other comprehensive income (loss)	(9)	2,013	31	147
Comprehensive income	$31,292	$25,597	$94,189	$86,352

Weighted average number of common shares outstanding — basic	39,485	38,464	38,942	39,607
Weighted average number of common shares outstanding — diluted	40,380	38,631	39,837	39,999

Net income per common share — basic	$0.79	$0.61	$2.42	$2.18

Net income per common share — diluted	$0.78	$0.61	$2.36	$2.16

(1)          For a more detailed discussion of Magellan’s results for the year ended December 31, 2008, refer to the Company’s Annual Report on Form 10-K that will be filed with the SEC on February 27, 2009, and the live broadcast or taped replay of the Company’s earnings conference call on February 27, 2009 that will be available at www.MagellanHealth.com.

(2)          Includes stock compensation expense of $7,332 and $6,414 for the three months ended December 31, 2007 and 2008, respectively, and $29,994 and $32,763 for the years ended December 31, 2007 and 2008, respectively.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2007	2008

Cash flows from operating activities:
Net income	$94,158	$86,205

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,524	60,810
Non-cash interest expense	2,681	1,423
Non-cash stock compensation expense	29,994	32,763
Non-cash income tax expense	38,677	42,241
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses:
Restricted cash	(111,731)	60,368
Accounts receivable, net	2,707	(15,720)
Other assets	(5,233)	(9,290)
Accounts payable and accrued liabilities	15,056	11,519
Medical claims payable and other medical liabilities	69,824	(426)
Other	906	(1,589)
Net cash provided by operating activities	194,563	268,304

Cash flows from investing activities:
Capital expenditures	(47,553)	(36,314)
Acquisitions and investments in businesses, net of cash acquired	(17,790)	(25,425)
Purchase of investments	(133,643)	(404,420)
Maturity of investments	134,367	228,392
Net cash used in investing activities	(64,619)	(237,767)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(27,855)	(13,981)
Payments to acquire treasury stock	—	(136,153)
Proceeds from exercise of stock options and warrants	32,403	12,896
Tax benefit from exercise of stock options	14,357	7,549
Other	(214)	(1,395)
Net cash provided by (used in) financing activities	18,691	(131,084)
Net increase (decrease) in cash and cash equivalents	148,635	(100,547)
Cash and cash equivalents at beginning of period	163,737	312,372
Cash and cash equivalents at end of period	$312,372	$211,825

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except membership amounts in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
	(unaudited)	(unaudited)
Net revenue
- Commercial	$194,273	$162,844	$784,533	$649,636
- Public Sector	345,136	367,115	1,020,839	1,451,923
- Radiology Benefits Management	68,995	71,446	170,240	295,336
- Specialty Pharmaceutical Management	49,601	60,379	180,341	228,499
Total revenue	658,005	661,784	2,155,953	2,625,394

Cost of care
- Commercial	93,387	92,192	392,325	344,761
- Public Sector	304,143	314,942	902,594	1,278,316
- Radiology Benefits Management	54,528	54,660	114,184	207,465
Total cost of care	452,058	461,794	1,409,103	1,830,542

Cost of goods sold - Specialty Pharmaceutical Management	41,533	46,838	149,585	181,356

Direct service costs
- Commercial	40,756	41,306	163,800	154,894
- Public Sector	16,907	17,779	51,922	68,914
- Radiology Benefits Management	12,521	13,074	48,841	54,482
- Specialty Pharmaceutical Management	5,796	6,859	21,529	25,623
Total direct services costs	75,980	79,018	286,092	303,913

Other operating expenses - Corporate & Other	29,541	25,499	117,911	122,714

Stock compensation expense (1)
- Commercial	(582)	(271)	(2,277)	(1,368)
- Public Sector	(402)	(241)	(1,172)	(839)
- Radiology Benefits Management	(38)	(376)	(1,708)	(1,472)
- Specialty Pharmaceutical Management	(2,286)	(2,522)	(8,769)	(8,967)
- Corporate & Other	(4,024)	(3,004)	(16,068)	(20,117)
Total stock compensation expense	(7,332)	(6,414)	(29,994)	(32,763)

Segment profit (loss)
- Commercial	60,712	29,617	230,685	151,349
- Public Sector	24,488	34,635	67,495	105,532
- Radiology Benefits Management	1,984	4,088	8,923	34,861
- Specialty Pharmaceutical Management	4,558	9,204	17,996	30,487
- Corporate & Other	(25,517)	(22,495)	(101,843)	(102,597)
Total segment profit	$66,225	$55,049	$223,256	$219,632

Reconciliation of segment profit to income from continuing operations before income taxes and minority interest:
Segment profit	$66,225	$55,049	$223,256	$219,632
Stock compensation expense	(7,332)	(6,414)	(29,994)	(32,763)
Depreciation and amortization	(15,974)	(15,827)	(57,524)	(60,810)
Interest expense	(1,359)	(22)	(6,386)	(2,846)
Interest income	6,696	3,694	23,836	17,030
Income from continuing operations before income taxes and minority interest	$48,256	$36,480	$153,188	$140,243

Membership
- Commercial				39.4
- Public Sector				2.1
- Radiology Benefits Management				16.5
Total membership				58.0

(1)          Stock compensation expense is included in direct service costs and other operating expenses; however, this amount is excluded from the computation of segment profit since it is managed on a consolidated basis.